Exhibit 5

F. Mark Reuter
Direct Dial:  (513) 579-6469
Facsimile:  (513) 579-6457
E-Mail:  FReuter@kmklaw.com

December 19, 2008

Hemagen Diagnostics, Inc.
9033 Red Brand Road
Columbia, Maryland 21045

Ladies and Gentlemen:

           This firm is general counsel to Hemagen Diagnostics, Inc. and, as such, we are familiar with its Certificate of Incorporation, By-Laws and corporate proceedings generally.  We have reviewed the corporate records as to the 2007 Stock Incentive Plan, pursuant to which 1,500,000 shares of Common Stock may be issued. Based solely upon such examination, we are of the opinion that:

1.           Hemagen is a duly organized and validly existing corporation under the laws of the State of Delaware; and

2.           Hemagen has taken all necessary and required corporate actions in connection with the proposed issuance of up to 1,500,000 shares of Common Stock pursuant to the Plan and, the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Hemagen.

We hereby consent to be named in the Registration Statement and the Prospectus.  In providing this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, KEATING MUETHING & KLEKAMP PLL

By:	/s/ F. Mark Reuter
F. Mark Reuter